Exhibit 11


                              THERMO TERRATECH INC.

                        Computation of Earnings per Share




                                                         Year Ended
                                                -----------------------------
                                                March 30, 1996  April 1, 1995
                                                --------------  -------------
   Computation of Primary Earnings per Share:

   Net income (a)                                 $ 3,218,000     $ 4,115,000
                                                  -----------     -----------

   Shares:

     Weighted average shares outstanding           17,419,826      17,142,815

     Add: Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                               817,544               -
                                                  -----------     -----------
     Weighted average shares outstanding,
       as adjusted (b)                             18,237,370      17,142,815
                                                  -----------     -----------

   Primary Earnings per Share (a) / (b)           $       .18     $       .24
                                                  ===========     ===========